Exhibit 10.20

Re: Retention Bonus

Dear XXXXX,

Because your leadership is very important to the successful execution of our strategic plans, Aspen Insurance UK Services Limited (the “Company”) wishes to offer you the incentive arrangement described below to ensure that the Company will have the benefit of your continued employment and your strong commitment to the Company.

You will be entitled to a retention bonus in the amount of $[Amount] and set forth on Exhibit A (the “Retention Bonus”) on [Date], subject to your continued employment through such date; provided, however, that:

(a)if you experience a Qualifying Termination (as defined below) prior to a Change in Control of the Company or its ultimate parent company, Aspen Insurance Holdings Limited (as defined below), you will be entitled to a pro rata portion of the Retention Bonus equal to the product determined by multiplying (i) the amount of the Retention Bonus by (ii) a fraction, (A) the numerator of which is the number of days elapsed from and including [Date] to and including the date of such Qualifying Termination, and (B) the denominator of which is 1,096, such payment to be made no later than five business days following such Qualifying Termination, and

(b)if you experience a Qualifying Termination on or after a Change in Control, you will be entitled to payment of the full Retention Bonus no later than five business days following such Qualifying Termination.

Except as specifically provided in the immediately preceding sentence, if your employment with the Company terminates for any reason, you will forfeit any right to receive the Retention Bonus.

For purposes of this letter:

(a)“Cause” means the occurrence of any one or more of the following:

(i)your willful and continued failure to perform substantially your duties with the Company, or

(ii)your willful engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

The existence of Cause will be determined in the good faith, reasonable judgment of the Company; provided, however, on or after a Change in Control, any determination of Cause by the Company will be subject to de novo review by a court of competent jurisdiction.

(b) “Change in Control” has the meaning set forth in the Aspen Insurance Holdings Limited 2013 Share Incentive Plan.

(c)“Disability” means your absence from your duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to you or your legal representative.

(d)“Qualifying Termination” means a termination of your employment (i) by the Company without Cause (including as a result of death or Disability), or (ii) by you if (A) the Company requires you to relocate to a facility more than 35 miles from your current location, (B) your level of base salary or bonus potential is materially reduced, or (C) following a Change in Control only, there is a material diminution in your role, title or responsibilities; provided that in order to invoke a termination described in clause (ii) you must (I) provide written notice to the Company of the existence of one or more of the conditions described in clauses (A),
(B) or (C) above within 90 days following the occurrence of such condition or conditions, in which case the Company shall have 30 days following receipt of such written notice during which it may remedy the condition, and (II) in the event that the Company fails to remedy such condition during such 30-day period, terminate employment, if at all, within 90 days following the end of such 30-day period.

The terms of this letter will be in addition to the terms of any employment agreement between you and the Company (your “Employment Agreement”) provided that, in the event of any conflict between the terms of this letter and the terms of your Employment Agreement, the terms of this letter shall prevail. Where no such Employment Agreement exists, you acknowledge that your employment remains “at will” and may be terminated by either you or the Company at any time and for any reason.

This letter may not be amended or modified, except by an agreement in writing signed by you and the Company. This letter shall be binding upon any successor of the Company or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this letter if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this letter, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this letter, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this letter, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this letter.

This letter shall be governed by, and construed in accordance with, the laws of [Country], without reference to its conflict of law rules. All benefits hereunder are subject to withholding for applicable income and payroll taxes or otherwise as required by law.

Please be mindful of the fact that the Company has made this retention bonus opportunity available to a select group of employees of the Company. Please keep confidential the fact that you have received this letter as well as the contents of this letter. Your right to receive the Retention Bonus is subject to you keeping the award confidential; provided, however, that a violation of this condition may not serve as a basis for forfeiture of the Retention Award following a Change in Control.

We look forward to a very promising future. In order to be eligible to receive these benefits, it is important that you sign this letter and return it to [Name] as soon as practicable.

Very truly yours,

/s/ Mike Cain

Mike Cain
Group General Counsel

Exhibit A

RETENTION BONUS [NAME]

Retention Bonus: $[Amount]

Accepted and Acknowledged:

____________________________________

Date Signed:

_____________________________________